EXHIBIT 17-1

LEGACY MINING LTD.
(the “Company”)

Officer and Director Resignation

I hereby resign as Director and Secretary, Treasurer and Chief Financial Officer of the Company, effective immediately.

Dated:  January 24, 2008

By:_/s/:Carlton Parfitt _____________

Carlton Parfitt